Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Trilogy Metals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate (5)	Amount of Registration Fee (4)
Newly Registered Securities
	Equity	Common Shares, no par value	457(o)
	Equity	Warrants to Purchase Common Shares	457(o)
	Other	Share Purchase Contracts	457(o)
	Other	Subscription Receipts	457(o)
	Other	Units (1)	457(o)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—
	Total Offering Amounts					$50,000,000	0.0001531	$7,655.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,655.00

(1)	Consisting of any combination of common stock and warrants.
(2)	The securities registered hereunder include such indeterminate number of common shares, warrants, share purchase contracts, subscription receipts and units or any combination thereof as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of each class of identified securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.
(3)	This represents the initial offering price of all securities sold up to an aggregate public offering price not to exceed $50,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies to the Registrant.
(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of securities being registered has been omitted.
(5)	The registration fee has been calculated in accordance with Rule 457 under the Securities Act based on the current statutory fee of $153.10 per million.